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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0298
[ ] Check box if no                                                                                   Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Please Print or Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
    Global Alpha Corporation                      Perceptronics, Inc. Trading Symbol: PCTR         to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------        Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for       ----              ---
  Craigmoir Chambers                              Number of Reporting        Month/Year              Officer (give    Other (specify
  P.O. Box 71                                     Person, if an entity       August 2001         ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------                below)
                 (Street)                                                 5. If Amendment,
  Roadtown, Tortola, British Virgin Islands    --------------------------    Date of Original        -------------------------------
---------------------------------------------
  (City)           (State)           (Zip)                                ------------------- 7. Individual or Joint/Group Filing
                                                                                                 (Check Applicable Line)
                                                                                                  X    Form filed by One
                                                                                                 ----  Reporting Person
                                                                                                       Form filed by more than
                                                                                                 ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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  Common Stock                August 3, 2001  X          1,363,636     A      $0.22       3,863,636             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of      6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative        cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities        Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)      Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed       (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.    Year)                                 ity
                             Security                            3, 4, and 5)                                            (Instr. 5)
                                                                                ----------------------------------------
                                                                                Date      Expira-              Amount or
                                                    --------------------------  Exer-     tion       Title     Number of
                                                    Code  V     (A)     (D)     cisable   Date                 Shares
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Warrant (right to buy)       $0.22        8/3/2001   D(1)              6,058,222          8/3/2001  Common Stock  6,058,222
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Warrant (right to buy)       $0.23        8/3/2001   D(1)              6,058,222         10/2/2001  Common Stock  6,058,222
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Warrant (right to buy)       $0.22        8/3/2001         A  1,363,636          Immed.   8/7/2001  Common Stock  1,363,636
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Warrant (right to buy)       $0.22        8/3/2001         A  1,363,636          Immed.   9/7/2001  Common Stock  1,363,636
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Warrant (right to buy)       $0.22        8/3/2001         A  1,363,636          Immed.  10/5/2201  Common Stock  1,363,636
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Warrant (right to buy)       $0.22        8/3/2001         A  1,363,636          Immed.  11/9/2001  Common Stock  1,363,636
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Warrant (right to buy)       $0.2255      8/3/2001         A  1,330,593          Immed.  12/7/2001  Common Stock  1,330,593
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Warrant (right to buy)       $0.23        8/3/2001         A  1,304,348          Immed.   1/4/2002  Common Stock  1,304,348
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Warrant (right to buy)       $0.23        8/3/2001         A  1,304,348          Immed.   2/8/2002  Common Stock  1,304,348
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Warrant (right to buy)       $0.23        8/3/2001         A  1,304,348          Immed.   3/8/2002  Common Stock  1,304,348
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Warrant (right to buy)       $0.23        8/3/2001         A  1,418,261          Immed.   4/5/2002  Common Stock  1,418,261
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Warrant (right to buy)       $0.22        8/3/2001   X                 1,363,636 Immed.   8/7/2001  Common Stock  1,363,636
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   0                          D
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   0                          D
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1,363,636                     D
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1,363,636                     D
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1,363,636                     D
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1,363,636                     D
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1,330,593                     D
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1,304,348                     D
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1,304,348                     D
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1,304,348                     D
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1,418,261                     D
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   0                          D
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(1) Cancellation of warrant in connection with issuance of replacement warrants.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                              /s/ Abdulaziz Bin Fahad Bin Abdullah   August 31, 2001
Note: File three copies of this Form, one of which must be manually signed.   ------------------------------------- ---------------
      If space is insufficient, see Instruction 6 for procedure.              **Signature of Reporting Person            Date
                                                                              Abdulaziz Bin Fahad Bin Abdullah,
                                                                              Director

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)

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